Exhibit 99.3

VASCO Data Security International, Inc.

Q2 2011 Vasco Data Security International Inc Earnings Conference Call

Conference Call Transcript

EVENT DATE/TIME: JUL 26, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International, Inc. - Chairman, Founder & CEO

Jan Valcke

VASCO Data Security International, Inc. - President & COO

Cliff Bown

VASCO Data Security International, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brian Freed

Wunderlich Securities, Inc. - Analyst

Daniel Ives

FBR Capital Markets - Analyst

Fred Ziegel

Blue Water Capital Markets, LLC - Analyst

Joe Maxa

Dougherty & Company, LLC - Analyst

Andrew Abrams

Avian Securities, LLC - Analyst

Scott Zeller

Needham & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. second-quarter 2011 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator instructions.) I would now like to turn the conference over to Mr. T. Kendall Hunt, Chairman, Founder and CEO. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I need to brief all of you on forward-looking statements.

Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for second-quarter 2011. As always, we will host a question-and-answer session after the conclusion of Management’s prepared remarks. If possible, I’d like to budget 1 hour total for this conference call. If you can limit your questions to 1 or 2 it would be appreciated.

The second quarter of 2011 was our best quarter ever in VASCO’s history in terms of revenue. Revenues for Q2 were $43 million, an increase of approximately 74% compared to second quarter of 2010. For the first 6 months of 2011, our revenues were $79.3 million, an increase of 63% over the first 6 months of 2010.

The growth in revenues for both the quarter and first 6 months of 2011 was driven by large orders from our banking market, partially offset by a decline in revenues from our enterprise and application security market. Revenues from the banking market increased 114% for the quarter and 92% for the first 6 months of 2011 compared to the same periods in 2010. Revenues from the enterprise and application security market declined 8% for the quarter and 6% for the first 6 months of 2011 compared to the same periods in 2010.

The combination of these two factors resulted in gross margins of 61% and 62% for the second quarter and first 6 months of 2011, respectively, compared to 71% and 70% for the comparable periods of 2010. Jan and Cliff will comment in more detail on gross margins as a percentage of revenue in their prepared remarks.

Q2 2011 was our 34th consecutive positive quarter in terms of operating income. Our operating income was approximately 8% of revenue.

Cash balances at June 30, 2011 totaled $84.6 million compared to $86 million at March 31, 2011. As you may know, VASCO has no debt and our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line and our market position.

We believe that 2011 will be a very strong year from a revenue perspective. Our strong order intake and significant number of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

Q2 continued the trend that we reported in previous quarters. We saw very strong growth in large orders and deliveries in the banking sector. It is clear, we believe, that the banks are back and they are back to stay. However, our enterprise and application security markets’ performance were again weaker than we anticipated. We are working closely with our reseller channel to address this challenge.

We also believe that 2011 is a very important year from an investment perspective. We made investments in three areas in 2010 and 2011 that are having a significant impact on our reported results.

First, as you may recall, in anticipation of strong growth in our markets we began an aggressive hiring program in 2010 that resulted in a 16% increase in our staff compared to December 31, 2009.

Second, we have been investing in our DIGIPASS as a Service, or DPS, platform. DPS is our cloud-based authentication platform that provides our customers with the ability to deploy two-factor authentication more quickly and less expensively than might be the case when compared to traditional product sales and licensing models. Users will benefit from the added security of two-factor authentication available on an increasing number of internet sites and applications. Through the end of the second quarter we continued to invest in that platform with the expectation that it will not generate significant revenues in 2011. We expect that it will take time for the market to understand and embrace the DPS model.

Third, we have continued to invest in technologies that strengthen our product offering in both our traditional and new services businesses. In January 2011 we acquired DigiNotar and in April 2011 we acquired Alfa & Ariss. The acquisition of DigiNotar expands our abilities to offer PKI technology throughout our product line. The acquisition of Alfa & Ariss brought important know-how and engineering capabilities in the field of linking applications in the cloud. As both of these transactions were focused on technology, they were expected to be slightly dilutive in 2011. We expect that these technologies will be important sources of new revenues in the years ahead.

Looking forward, we believe that banking will remain a strong growth catalyst for VASCO’s traditional business. We are also convinced that our enterprise and application security business will improve. Incremental to our traditional business, we believe that our two new and exciting services business, DIGIPASS as a Service and DigiNotar will start to provide meaningful incremental revenue in the years ahead and expect that both businesses will generate high gross profit margins which will help us return to the higher margins we have enjoyed previously.

So we have a plan to grow the business and improve our gross margins and bottom-line results. The plan is to focus on the continued growth of our traditional business — banking, enterprise and application security — and the growth of our new, high-margin services businesses. We expect to achieve this plan through focus and execution by VASCO’s staff around the world.

At this time I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International, Inc.- President & COO

Thank you, Ken.

Ladies and gentlemen, as Ken already mentioned, the second quarter of 2011 was our strongest quarter ever in terms of revenue.

Also, as noted earlier by Ken, however, the mix of the increased revenues resulted in lower gross profit margins. I would like to comment on a few of the more significant factors impacting our performance for the second quarter and the first 6 months of 2011.

The first factor is our renewed success in banking. Banks brings us large volume orders with lower margins. We never were more successful in banking than at this moment. We do not anticipate a slowdown in the banking vertical in the short term.

The second factor is a decline in our nonbanking markets consisting of enterprise security and application security, which we believe is temporary. While enterprise security, that is, our sales to corporations for their network security, did rather well during the second quarter, application security lagged behind. We believe that some recent wins in application security, especially in the gaming vertical, will bring our application security business back up to the speed.

We are also seeing some change in the enterprise security market. First, so called competitive replacement deals appear to be gaining momentum. In the short term we see an increasing number of enterprises that want to replace existing one-time password systems with VASCO’s DIGIPASS. Second, from 2012 onwards we expect that many large corporations will start using PKI instead of OTB systems for remote access. Such deals typically include large deployments, larger budgets, and higher margins. We believe that the move to PKI will happen first in the United States. With our recent DigiNotar acquisition and the launch of CertiID Managed PKI, we are well positioned to take advantage of this evolution.

The third factor affecting our performance for the second quarter and first 6 months of 2011 is the high transport cost for our goods from the factories to the customer. After the financial crisis, the rapidly increasing demand in banking forced us to accelerate production quite abruptly from the second half of 2010 onwards. In production of microelectronics the availability of components such as plastic, LCD screens, batteries, et cetera, et cetera, is crucial. We were able to meet our customers’ demand. Of course this meant that we worked with very tight delivery schedules and deadlines. As a result, we had to transport the bulk of our deliveries by air instead of less expensive transportation by ship. We expect that the share of air transport in our shipment costs will go back to pre-crisis levels in the future.

We have also taken actions to make our production even more flexible with increased capacity. We have been working with a fourth manufacturer to produce our product, which will likely result in increased capacity. We have also opened our own warehouse in Hong Kong, where we now store DIGIPASS components. This allows us to build a buffer for possible future events such as shortages of certain components.

As Ken already mentioned, we keep investing in our service strategy. We are convinced that this future-oriented business model will become an important source of revenue and high margins for VASCO.

We are also continuing to invest in new products. We are focused on the integration of DigiNotar and Alfa & Ariss into our existing products and service portfolio. We are also continuing to invest in development of our own products. You may have recently seen our announcement of the launch of our CertiID SSL and EV SSL certificates and our CertiID Managed PKI offering. Recently we also announced the launch of our DIGIPASS 836. There is much more to follow in the near future.

Thank you.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Thank you, Jan.

At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Thanks, Ken, and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2011 were $43 million, an increase of $18.2 million, or 74% from the second quarter of 2010. For the first 6 months, revenues were $79.3 million, an increase of $30.7 million, or 63%, from the comparable period in 2010.

The increase in revenue in the second quarter reflected a 114% increase in revenues from the banking market, partially offset by an 8% decline in revenues from the enterprise and application security market. And for the first 6 months of 2011 the increase reflected a 92% increase in revenues from the banking market, partially offset by a 6% decline from the enterprise and application security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the euro and Australian dollar to the US dollar. We estimate that revenues were $2.3 million higher for both the second quarter and first 6 months of 2011 than they would have been had the exchange rates in 2011 been the same as in 2010.

Due to the strong growth in revenues in the banking market, the percentage of total revenue coming from the enterprise and application security market decreased substantially as a percentage of total revenue for both the second quarter and first 6 months of 2011 when compared to 2010. Revenues from the enterprise and application security market were 17% of revenue for both the second quarter and first 6 months of 2011 compared to 33% of total revenue for the second quarter and 30% of total revenue for the first 6 months of 2010.

With the strength of the banking business in the European markets through the first half of 2011, the percentage of revenue coming from Europe has increased in 2011 compared to the same periods in 2010. The geographic distribution of our revenue for the first 6 months of 2011 was approximately 75% from Europe, 6% from the United States, 6% from Asia, and the remaining 13% from other countries. Through the first 6 months of 2010, approximately 67% of our revenue was from Europe, 10% from the US, 8% from Asia, and the remaining 15% from other countries.

As noted earlier by Ken, our gross profit margins were 61% and 62% of revenue for the second quarter and first 6 months of 2011, respectively, compared to 71% and 70% of revenue for the comparable periods in 2010. The decrease in gross profit margin for the second quarter and first 6 months of 2011 compared to 2010 primarily reflects -

A decrease in revenue and a decrease in the percentage of our total revenue that came from the enterprise and application security market, a decrease in gross profit margins generated from revenues in the banking market,

An increase in freight costs associated with expedited delivery of products to the banking market, and

A decrease in nonhardware revenues as a percentage of total revenue, partially offset by,

The positive impact on revenue and gross profit of changes in foreign currency rates.

As noted earlier, revenue from the enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% of our total revenue for both the second quarter and first 6 months of 2011 compared to 33% and 30% for the second quarter and first 6 months of 2010, respectively.

The decline in gross profit margin on revenues from the banking market reflected both an increase in large orders and an unfavorable mix in products sold to the banking market for the second quarter and first six months of 2011 compared to 2010. The reduction in gross profit margin related to the large orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders. The unfavorable mix of product reflects the fact that card readers, which can have a lower gross profit margin that is approximately 25 to 35 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 26% and 22% of our revenue for the second quarter and first 6 months of 2011, respectively, compared to 13% and 14% for the same periods in 2010.

Non-hardware revenue, which can have gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of hardware units sold, was 22% of revenue for both the second quarter and first 6 months of 2011 and compares to 27% and 26% of total revenue for the second quarter and first 6 months of 2010, respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in US dollars. Also as previously noted, our sales are denominated in various currencies, including the euro and the Australian dollar. As the US dollar has weakened when compared to the euro and Australian dollars for the same periods in the prior year, revenue from sales made in euros and Australian dollars increased as measured in US dollars without a corresponding change in cost of goods sold. As noted earlier, the impact of changes in currency rates are estimated to have increased revenue by about $2.3 million for both the second quarter and first 6 months of 2011. Had the currency exchange rates in 2011 been equal to the rates in 2010, the gross profit margin would have been approximately 2.2 percentage points lower for the quarter and 1.1 percentage point lower for the 6 months ended June 30, 2011.

On a consolidated basis, our operating expenses for the quarter and 6 months ended June 30, 2011 were $22.9 million and $42.5 million, respectively, an increase of $7 million, or 44%, from the second quarter of 2010 and an increase of $10.7 million, or 34%, for the 6 months ended June 30, 2011. The increase in consolidated operating expenses was primarily related to the impact of our hiring program in 2010, our acquisitions of DigiNotar in January of 2011 and Alfa & Ariss in April of 2011, and the impact of changes in the currency exchange rate.

During the first quarter of 2010, in anticipation of the strong growth in the markets in the latter part of 2010 and into 2011, we began an aggressive hiring program that resulted in the increase of our staff by 48 persons, or approximately 16%, for the full year 2010. As a result, our average headcount, excluding headcount associated with our acquisition of DigiNotar and Alfa & Ariss, for the second quarter and first 6 months of 2011 were 13% and 14% higher, respectively, than in the same periods of 2010.

Operating expenses associated with the acquisitions of DigiNotar and Alfa & Ariss were approximately $1.9 million and $3.4 million for the second quarter and first 6 months of 2011, respectively. Operating expenses included $1.3 million of expenses related to operations and $0.6 million related to the amortization of purchased intangible assets for the second quarter and $2.2 million related to operations and $1.2 million related to the amortization of purchased intangible assets for the 6 months ended June 30, 2011.

As noted above, we estimate that the changes in currency exchange rates, primarily the strengthening of the euro and Australian dollar compared to the US dollar, increased our operating expenses by $1.7 million and $1.4 million for the second quarter and 6 months ended June 30, 2011, respectively, compared to the same periods in 2010.

Excluding the impact of DigiNotar, Alfa & Ariss, and changes in currency, operating expenses increased $3.5 million, or 22%, for the second quarter and $5.8 million, or 18%, for the 6 months ended June 30, 2011 over the same periods in 2010.

Operating income for the second quarter of 2011 was $3.4 million, an increase of $1.8 million, or 116%, from the $1.6 million reported for the second quarter of 2010. For the first 6 months operating income was $6.5 million in 2011, an increase of $4.2 million, or 181%, from the $2.3 million reported in 2010. Operating income as a percent of revenue, or operating margin, was 8% for both the second quarter and first 6 months of 2011. In 2010 our operating margins were 6% for the second quarter and 5% for the first 6 months.

We reported income tax expense of $1.2 million for the second quarter and $2.2 million for the first 6 months of 2011. The effective tax rate was 32% for the second quarter and 30% for the first 6 months of 2011.

For 2010 the Company reported income tax expense of $0.4 million for the second quarter and $0.7 million for the first 6 months. The effective tax rate reported in 2010 was 22% for the second quarter and 25% for the 6-month period ended June 30.

The increase in tax expense for the second quarter and first 6 months is attributable to both an increase in pretax profits and an increase in the effective tax rate. The effective tax rates for both 2011 and 2010 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pretax income at the end of the second quarter of each year, as well as the geographic distribution of where the income is earned. In addition, tax expense in both periods of 2010 included a benefit of $0.3 million of discrete items related to the adjustment of prior-years’ tax provisions. Under our current structure, our effective tax rate will be very sensitive to the level of pretax income. As pretax income increases we expect the effective tax rate to decline. As pretax income decreases the effective tax rate will increase.

The makeup of our workforce at June 30, 2011 was 420 people worldwide, with 205 persons in sales, marketing, and customer support; 148 persons in research and development; and 67 persons in general and administrative. The average headcount for the second quarter of 2011 was 96 persons or 30% higher than the average headcount through the second quarter of 2010. The average headcount for the first 6 months of 2011 was 80 persons, or 26% higher than the average headcount for the same period in 2010.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2011. As of June 30, 2011 our net cash balance was $84.6 million, a decrease of $1.4 million, or approximately 2%, from $86 million at March 31, 2011 and a decrease of $0.9 million, or 1%, from $85.5 million at December 31, 2010. The decrease in cash from March 31, 2011 was attributable to the purchase of Alfa & Ariss and an increase in other key elements of working capital, partially offset by the positive impact of exchange rates.

At June 30 of 2011 we had working capital of $93.9 million, an increase of $3.1 million, or 3%, from $90.8 million at March 31, 2011 and a decrease of $3 million, or 3%, from $96.9 million reported at December 31, 2010. The decrease in working capital from December 31, 2010 was primarily related to the acquisitions of DigiNotar and Alfa & Ariss.

Thank you for your attention. I would now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Thank you, Cliff.

I think I can safely say that Q2 was a very successful quarter. Revenue growth was outstanding, up 74% over Q2 2010 and up 63% year to date when compared to the first half of 2010. Gross margin was lower than we wished, but we explained the forces that impacted the numbers in our earlier comments. We expect gross margin to improve over time based on our investments in new products and cloud-based authentication and PKI services. Notwithstanding the volatility of the banking industry, we are optimistic about the business and VASCO’s future.

Because of this investment strategy during difficult times we are a stronger company and more competitive than ever.

Now, guidance -

We would now like to address our revised guidance for full-year 2011.

First, we are increasing our previous guidance for revenue growth from more than 20% to more than 40% growth for full-year 2011 over full-year 2010, and

Second, we continue to expect that our operating margins, excluding expenses related to the amortization of acquisition-related intangible assets, to be in a range between 8% to 12% of revenue. We expect, however, that given the investments previously noted in this call, we will be at the lower end of this range.

This concludes our presentations today and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions.) Brian Freed; Wunderlich Security.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Great quarter. Quick question here — as you look at the market reaction to your results this morning, I think there’s a clear focus on the lack of flow-through to the bottom line. So I guess two parts related to that — first, can you give a little more color around the revenue impact from DigiNotar and Alfa & Ariss? You’ve given the expense impact, so we can account for that.

And secondly, you guys are one of the few companies who consistently report GAAP numbers, where as your peers report pro forma. And backing out noncash expense, it was up $900,000 year on year. Takes 2% year on year out of your operating margin in terms of year-on-year increase, and $0.04 out of your EPS versus how your peer group reports. Have you ever given thought to reporting pro forma as a more reflective basis for people to compare?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Brian, this is Cliff. Let me address both of those if I can. The first item, in terms of DigiNotar and Alfa & Ariss revenue, it was fairly minor during the quarter. It was less than 5% of our total revenue. So it continues to ramp up, but it’s not yet a significant component. So the revenue and the strength of the revenue was really driven largely by the banking component as we noted on the call.

Relative to the non-GAAP and pro forma disclosures, we’ve considered it and we constantly have discussions with KPMG relative to the SEC’s position on reporting non-GAAP and all of the other things that we need to do should we want to expand that. And to date we’ve decided that it’s easier to report GAAP and let the analysts — or provide the analysts with the information needed to do their pro formas and non-GAAP on the basis they’re most comfortable with. So for now, we’ll try to continue along that way. If we need to provide additional information to help you with your conversion to a pro forma number, please let us know.

Brian Freed - Wunderlich Securities, Inc. - Analyst

So as a follow-up, would you be comfortable if analysts shifted to a non-GAAP modeling presentation in terms of our first-call estimate?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Well, we really don’t have any say at all about how the analysts look at our business or present our business to investors. So we would leave that to them. And if they’re comfortable with it, we would go along with that, certainly. And we would continue to try to work with the analysts and provide them the information they would need. I think the key thing is just being clear in terms of what your communication is to the investor public and which items you’re changing from a GAAP to a non-GAAP basis.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Great. Thanks.

Operator

Daniel Ives; VASCO Data Security.

Daniel Ives - FBR Capital Markets - Analyst

Is there anything on margin — we’re just a little further out. I mean, I know you’re not guiding to next year. But do you see margins temporarily at this level and then bouncing back? Like, how should we think about it longer term?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Well, we definitely think that the current gross margins are temporary. If you look at our traditional mix of business, we’ve always described a mix of business where we drive our costs for our units down by the high volumes and lower margins of the banks, coupled with the smaller transactions and much higher gross margins of the enterprise and nonbanking business. So if you look back over history, roughly 75% — talking about a mix or blend of business, roughly 75% has traditionally been contributed from banking and the other 25% nonbanking of different types — enterprise, gaming, applications, software, leases, that sort of thing. And it’s that blend that has given us that nice near 70%, little below 70%, little above 70%.

Well, by example or by comparison, in the first 6 months of this year it’s been 87% banking and 13% nonbanking. So that has definitely impacted our blended gross margin because of the very strong performance of the banks. And we’re not going to turn that business away. It’s great business. The banks have been sitting on the sidelines. They’re back. We have a great number of banks. We have over 1,700 banks. We can’t possibly serve all those banks in a short period of time, so that’s why we say expect that this — the strong orders from the banks will continue for a while.

Daniel Ives - FBR Capital Markets - Analyst

Hear you. Okay. Yes, thanks for answering. Appreciate it.

Operator

Fred Ziegel; Blue Water Capital Markets.

Fred Ziegel - Blue Water Capital Markets, LLC - Analyst

You didn’t give out the new bank and new corporate customers. What were those numbers for Q2?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Yes, I thought somebody might notice that. Over the last many quarters, when we have presented the number of new banks and the number of new accounts, we’ve also had a caveat that said that although it’s kind of representative of the business, it really shouldn’t be used to judge the performance of the Company. And as we thought about it this quarter, we felt — well, if that’s the way we feel about it, we didn’t feel comfortable continuing to list the new accounts. So from here forward we don’t plan on listing the number of new accounts.

Fred Ziegel - Blue Water Capital Markets, LLC - Analyst

Okay. And my other question, I guess to Jan, he commented that he’s expecting to see displacement of OTP with PKI and beginning in the US. Why the US and not in Europe, where OTP is a much more broadly deployed technology?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Jan, why don’t you address that question?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes, Fred, thank you. We’re talking here about what is called the network security. Network security is in the US the most advanced way of working. So I expect that the penetration — let’s say it like that — the penetration is the highest in the United States if it comes to network security. And I expect that more and more companies will use technology that is even more secure than OTP today.

Fred Ziegel - Blue Water Capital Markets, LLC - Analyst

So this is, we’re talking about the corporate market as opposed to the banking market?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes.

Fred Ziegel - Blue Water Capital Markets, LLC - Analyst

Okay. Thanks.

Operator

Joe Maxa; Dougherty & Company.

Joe Maxa - Dougherty & Company, LLC - Analyst

I just want to talk a little bit about the guidance, 40% year-over-year growth or greater than. If you use the 40% you’re suggesting, perhaps, a 10% or up — 8% to 10% decline second half over first half. I don’t think we’ve seen that probably ever with VASCO. Is this just a healthy, conservative guidance or how should we be thinking about that, given your first-half success?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Well, Joe, this is Cliff. I think our math works out slightly differently, so we may want to take it offline. But our math would suggest growth of 20% more over the comparable periods in 2010 in the second half of 2011.

Joe Maxa - Dougherty & Company, LLC - Analyst

Oh, I’m sorry. I was talking second half of 2011 versus first half of 2011.

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Oh. Well, keep in mind relative to the sequential part that we have the third quarter, which is a seasonal quarter. A lot of Europe is on holiday and vacation in the third quarter. So, yes, we are being a bit conservative about that. We would expect that our trends, from a seasonal point of view, would continue. So third-quarter revenues would be less than our record-setting revenue of the second quarter. And we do expect the fourth quarter to be robust and up again from the third quarter, according to our traditional seasonal patterns. But at this point, we haven’t increased that beyond normal levels.

Joe Maxa - Dougherty & Company, LLC - Analyst

And one follow-up question. Ken, are you at liberty to talk at all about recent online gaming customer wins?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Well, certainly the Sony Online Entertainment win was pretty visible. John Smedley, the CEO of Sony, standing in front of several thousand gamers at their Fan Faire gaming conference a couple of weeks ago, stood up and apologized about the outage that had occurred a couple of months ago. And he pulled out of his pocket a Sony authenticator that VASCO’s making for Sony. And so it’s another major gaming company that we’ve won. We’re very optimistic about the relationship with that company. And, in fact, I’ll be speaking to John tomorrow afternoon and talking about how we might work together to promote our partnership. So I’m very positive about the gaming industry. I’m very positive about the education industry, about the e-government industry. So I’m very, very optimistic.

Joe Maxa - Dougherty & Company, LLC - Analyst

Okay. Thanks, Ken. That sounds good.

Operator

Andrew Abrams; Avian Securities.

Andrew Abrams - Avian Securities, LLC - Analyst

Two questions, one on margins in the banking space. Obviously, the margins are tough there as you get into the larger deals. Has anything changed for you on a competitive basis, on a size-by-size comparison versus last year? Is there more price competition? Is there less price competition? Can you kind of guide us in that direction?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Yes, sure. Jan can also comment. But I don’t think our margins have really suffered in the banking, the big banking, transactions that much. As Cliff mentioned before, the smart-card reader business was higher in the first and second quarter, in the 20% range of our total revenue compared to 10% or so in the first 6 months of last year. And they are, indeed, a more competitive product and there is more competition. But the margins there are about the same as before. But when you have 20% of your revenue that’s with low margin products like the card readers versus 10%, that does impact your gross margins.

The other thing that we’re trying to communicate is that because we had such momentum, such a surge of orders and — I described it I think in the last quarter — the pent-up demand that we were seeing with the banks, we went out of our way to accommodate the banks. We worked hard with our current three manufacturers. We’re looking for a fourth. We’ve set up a component warehouse in Hong Kong so that we can be very responsive. And to meet the needs of our prominent clients, we spent a lot of our own money expediting the shipments to get the products and the shipments to them as quickly as we could. And that was an incremental cost and it impacted our gross margin negatively.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. And that incremental cost should decline as you build up your warehouse, et cetera and that’s part of what you’re talking about going forward?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Yes, absolutely.

Andrew Abrams - Avian Securities, LLC - Analyst

Right. And would you expect the card reader percentage to kind of decline also? Was that kind of a one-or-two quarter phenomenon, or how does that play out?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Jan, you have more visibility on that question.

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes. There is not an easy answer there. Because of these large demands that we have from all countries from our banking customers and prospects, it’s not so easy to manage by quarter a percentage in the reader and, let’s say, in the other DIGIPASS products. So I cannot give any guidance about this mix of business over the next quarters.

Andrew Abrams - Avian Securities, LLC - Analyst

Okay. And just lastly, what kind of impact do you think the RSA’s issues has had on your business in the last quarter or so? Has it been positive, negative? Has it made no difference? I mean, obviously, you’re probably talking to people that you might not have talked to before. But has that translated into business or do you expect it to translate into business?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Well, that whole situation has certainly brought attention to security as an issue in the industry. We’ve already been doing very well competitively over the last couple of years. And I don’t know exactly what to say other than people are more aware of security as an issue. And I would say that we have had more opportunity to present our capabilities, our products, our services than before.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. Thank you very much.

Operator

Scott Zeller; Needham & Company.

Scott Zeller - Needham & Co. - Analyst

Getting back to the gaming topic again, Ken, could you refresh us again on sort of the revenue opportunity as you see it with Activision Blizzard, whom you’ve spoken about in the past, and then Sony. Could you frame out what the total size revenue expectation might be, some sort of broad strokes around these opportunities? Because people certainly have been talking about it in the investment community.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Yes. As far as revenue is concerned, I don’t think I can address that. In terms of the prospective, or potential, number of users, it’s large. It’s very large. Activision and World of Warcraft, that’s a very large number. The Sony user group’s a very large number. And at the end of the day it’s all about execution. It’s all about working with the partner to educate their users and drive demand. So that’s what we do. In terms of revenue predictions, I can’t address that. I’m sorry.

Scott Zeller - Needham & Co. - Analyst

Okay. Then just to follow up, on the DigiNotar business, I think we’ve heard in the past a lot of color on who you sell to for the traditional banking customer. But when you look at DigiNotar, who is it exactly again that you’re selling to? Who’s the buyer within the organization?

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Well, their major business right now is in the Netherlands where they are headquartered, in Beverwijk, the Netherlands. And they’ve had government customers. The notaries there in the Netherlands use PKI to digitally sign contracts, insurance policies, real estate contracts, that sort of thing. The citizens of that country file their taxes over the internet. They must acquire a certificate themselves.

Going forward we’re working with the traditional VASCO sales organization. We officially launched DigiNotar into the traditional sales organization in June. And there’s all types of opportunities for PKI. It’s in the banks for certain higher-level financial transactions. It’s with corporate clients. And so DigiNotar, much like DPS, is working with the traditional VASCO sales organization to call on existing clients and potential clients. And so we believe that PKI as a service can be extremely successful.

Scott Zeller - Needham & Co. - Analyst

So just to clarify, it may actually be the same — sounds like a different buyer, though, within the bank.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Oh, it would be. It would probably a different buyer. It might be the treasury office. It might be very high level clients of the bank that are doing $1 billion wire transfers and feel more comfortable with a PKI-based authentication versus OTP. So it’s not widespread, but it’s certainly — certain pockets, certain users within the bank, certain users within the corporate structure.

Scott Zeller - Needham & Co. - Analyst

Thanks for the clarification.

Operator

(Operator instructions.) Follow-up question, Brian Freed; Wunderlich Securities.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Real quick, two follow-up questions — first, as we try and gauge the temporary impact on gross margins, can you give any color around what you think would be the estimated impact from expedited shipping on your gross margin in the quarter?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

I would put it in the range of a couple of percentage points, Brian.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Okay. And then, secondly, I know you can’t break out specific gaming customers as a percentage of revenue at this point. But can you talk a little bit about the industry in terms of your business? Has gaming ever been, as an industry, 10% of revenue in a quarter? And what do you think is the potential for gaming as an industry as a percentage of your revenue in a longer-term business model?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

In terms of history, Brian, I don’t have those numbers, so I could only give you my gut feel on it. And my suspicion is, no, it’s never been 10% in a given quarter. We’ve had a few customers in the gaming industry that have approached that level. But I don’t know that they have been there on a consistent basis. So maybe on an isolated one-off basis, yes, but not on a recurring basis. In terms of the go-forward numbers, Ken, I don’t know if we have any better data, more information, than what we’ve already talked about.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

I don’t think so. Brian, the answer is we don’t have any more color or additional information that we could give you.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Okay. Thank you so much.

Operator

And there appear to be no further questions at this time. Please continue with your presentation or closing remarks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

All right. Ladies and gentlemen, thanks for attending our conference call today. I appreciate the questions. I appreciate your attention. And VASCO people around the world, thank you very much again for your hard efforts, your enthusiasm. And everybody have a nice day. Goodbye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day, everyone.